Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@HawkinsInc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

JWeichert@Comcast.net

HAWKINS, INC. REPORTS

SECOND QUARTER, FIRST HALF FISCAL 2006 RESULTS

Minneapolis, MN, November 8, 2005 – Hawkins, Inc.  (Nasdaq:  HWKN) today announced results for the second quarter and first six months of fiscal 2006. For the quarter ended September 30, 2005, Hawkins reported sales of $36.6 million, an increase of 28.0% over the $28.6 million in sales for the same period a year ago. Net income for the second quarter of fiscal 2006 was $3.0 million, or diluted earnings per share of $0.29, versus net income of $2.4 million, or diluted earnings per share of $0.24, earned in the same period of fiscal 2005.

For the six months ended September 30, 2005, Hawkins reported sales of $72.5 million, net income of $5.8 million and diluted earnings per share of $0.56 versus sales of $58.6 million, net income of $5.3 million and diluted earnings per share of $0.52 for the six months ended September 30, 2004.

Both the second quarter and six-month results benefited from a pretax gain of $1,016,000 (approximately $650,000 or $0.06 per share after tax) from litigation settlement income associated with the surrender of shares of the Company’s common stock by the former Universal Chemical principals that was issued to them at the time of the acquisition.

Chief Executive Officer, John R. Hawkins, commented, “Revenue growth across all three segments – the Water Treatment, Industrial and Pharmaceutical – reflects growing demand for product and economic improvement in our major market areas.” Hawkins continued, “rising costs, competitive pressures, and product mix affected gross margin, and as a percent of sales for the six months ended September 30, 2005 gross margin was 25.8% versus 28.9% a year ago.”

“As we move into the second half of the year, we are comfortable with the financial condition of the Company, as Hawkins has approximately $24.9 million in cash and marketable securities, strong, predictable cash flow and no debt,” John Hawkins added.

Hawkins, Inc. is a highly focused regional company, which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

The industries in which Hawkins’ customers participate include chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

The Company strives to operate in concert with the environment. Its products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following:  the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, the ability of Hawkins to identify and successfully pursue other business opportunities, and the effectiveness of Hawkins’ internal controls.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended April 3, 2005, Forms 10-Q, and other SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004

Sales	$36,643,242	$28,631,601	$72,497,769	$58,587,419

Cost of sales	27,848,289	20,313,977	53,817,158	41,684,319

Gross margin	8,794,953	8,317,624	18,680,611	16,903,100

Selling, general and administrative expenses	5,189,914	4,724,648	11,088,310	8,929,493

Litgation settlement	(1,015,826)	—	(1,015,826)	—

Income from operations	4,620,865	3,592,976	8,608,127	7,973,607

Investment income	68,654	140,608	376,878	336,781

Income before income taxes	4,689,519	3,733,584	8,985,005	8,310,388

Provision for income taxes	1,688,600	1,327,500	3,234,600	2,975,000

Net income	$3,000,919	$2,406,084	$5,750,405	$5,335,388

Weighted average number of shares outstanding - basic	10,227,209	10,216,688	10,222,065	10,216,688

Weighted average number of shares outstanding - diluted	10,251,181	10,217,793	10,247,623	10,217,234

Earnings per share - basic and diluted	$0.29	$0.24	$0.56	$0.52

Cash dividends declared per common share	$0.20	$0.18	$0.20	$0.18

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